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Exhibit 23


                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
Markel Corporation

We consent to the inclusion of our report dated February 24, 1998, with respect to the consolidated balance sheets of Gryphon Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Markel Corporation dated November 16, 1999.


Richmond, Virginia
November 16, 1999